TNP ENTERPRISES, INC. NONEMPLOYEE DIRECTOR STOCK PLAN


Article 1. Establishment, Purpose, and Duration

  1.1 Establishment of the Plan. TNP Enterprises, Inc. hereby establishes a stock plan to be known as the "TNP Enterprises, Inc. Nonemployee Director Stock Plan" (the "Plan"), as set forth in this document. The Plan permits the grant of unrestricted Shares of common stock to Nonemployee Directors, subject to the terms and provisions set forth herein.

  Upon approval by the Board of Directors of the Company, subject to ratification by an affirmative vote of a majority of the Shares of the Company's common stock, the Plan shall become effective as of January 1, 1995 (the "Effective Date") and shall remain in effect as provided in Section 1.3 herein. Each amendment to the Plan shall become effective as of the date set forth in such amendment.

  1.2 Purpose of the Plan. The purpose of the Plan is to build a proprietary interest among the Company's Nonemployee Directors and thereby secure for the Company's shareholders the benefits associated with stock ownership by those who will oversee the Company's future growth and success. The Plan also will provide the Company with a means to attract Nonemployee Directors of outstanding competence.

  1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 7 herein, until all Shares subject to it have been granted according to the Plan's provisions. However, in no event may any Award be granted under the Plan on or after January 1, 2005.

Article 2. Definitions

  Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) "Award" means, individually or collectively, a grant under this Plan of Shares of the Company.

(b) "Board" or "Board of Directors" means the Board of Directors of the Company.

(c)  "Code" means the Internal Revenue Code of 1986, as amended.

(d) "Committee" means the Personnel, Organization, and Nominating Committee of the Board of Directors of the Company or any successor Committee thereto.

(e) "Company" means TNP Enterprises, Inc., a Texas Corporation, its Subsidiaries, affiliates, or any successor thereto as provided in Section 8.5 herein.

(f) "Director" means any member of the Board of Directors of the Company who is not an Employee and any person holding, from time to time, a position of advisory director as that term is defined in the Company's bylaws.

(g) "Employee" means any full-time, nonunion, salaried employee of the Company. For purposes of the Plan, an individual whose only employment relationship with the Company is as a Director, shall not be deemed an Employee.

(h) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

(i) "Nonemployee Director" means any individual who is a member of the Board of Directors of the Company, but who is not otherwise an Employee of the Company.

(j) "Participant" means a Nonemployee Director who has been granted an Award under the Plan.

(k)  "Shares" means the shares of common stock of the Company.

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(l)  "Subsidiary" means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

Article 3. Administration of the Plan

  3.1   The Committee. The Plan will be administered by the Committee.

  3.2 Administration by the Committee. The Committee will have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan's provisions. However, in no event will the Committee have the discretion to determine Plan eligibility, or to determine the number, value, or timing of Awards granted under the Plan. All such determinations will be automatic pursuant to the provisions of the Plan.

  The Plan may be amended to increase the number of Shares available under the Plan; provided, however, that no such amendment will be made more than once within any six- (6-) month period, and provided that no such amendment will be made without the approval of the shareholders of the Company's common stock to the extent such approval is required under Article 7 herein.

  3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to provisions of the Plan, and all related orders or resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its shareholders, employees, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan

  4.1   Number of Shares. Subject to adjustment as provided in Section
4.2 herein, the total number of Shares available for grant under the Plan will not exceed thirty thousand (30,000) Shares.

  4.2 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or any other change in the corporate structure of the Company affecting the Shares, the Committee may make such adjustments to outstanding Awards as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that no such adjustment will be made if the adjustment would cause the Plan to fail to comply with the "formula award" exception for grants of Awards to Nonemployee Directors pursuant to Section 16 of the Exchange Act.

  The Committee also will provide for such adjustments in the number of Shares authorized pursuant to Section 4.1 of the Plan as the Committee in its sole discretion may determine is appropriate to reflect any transaction or event described in the preceding paragraph of this Section 4.2.

Article 5. Eligibility and Participation

  5.1 Eligibility. Persons eligible to participate in the Plan are limited to Nonemployee Directors who are serving on the Board on the date of each scheduled grant under the Plan.

  5.2 Actual Participation. All eligible Nonemployee Directors shall receive grants of Shares pursuant to Article 6 herein.
Article 6. Stock Awards

  6.1 Annual Grants of Shares. An automatic award of five hundred twenty-five (525) shares of stock will be made as of the annual election of the Nonemployee Directors at the annual meeting of the shareholders. The Shares awarded pursuant to this Section 6.1 will not be subject to any restriction under the Plan (other than those permitted or required pursuant to Section 6.2 herein).

  6.2 Restrictions on Shares. The Company may impose restrictions on any Shares granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, with the requirements of any stock exchange upon which such

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Shares or Shares of the same class are then listed, and with any blue sky or securities laws applicable to such Shares.

Article 7. Amendment, Modification, and Termination of the Plan

   Subject to the terms set forth in this Section 7.1, the Board may terminate, amend, modify, or supplement the Plan at any time and from time to time; provided, however, that the Plan shall not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or any rules promulgated thereunder.

  Requisite approval of shareholders of the Company's voting stock will be required for any amendment to the Plan to the extent such approval is necessary to ensure continued compliance of the Plan with the provisions of Rule 16b-3 (or any successor rule) of the rules and regulations promulgated under the Exchange Act, with the provisions of the Code, or with the provisions of any national securities exchange or system on which the Shares are then listed or reported, or by any regulatory body having jurisdiction with respect thereto.

Article 8. Miscellaneous

  8.1 Gender and Number. Except as where may otherwise be indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.

  8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  8.3 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

  8.4 No Right of Nomination. Nothing in the Plan shall be deemed to create any right on the part of the Participant to continued membership on the Board of Directors of the Company nor shall any provisions of this Plan be construed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders.

  8.5 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company.

  8.6 Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  8.7 Securities Law Compliance. With respect to any Nonemployee Directors subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board.

  8.8 Governing Law. To the extent not preempted by any United States Federal law, the Plan shall be construed in accordance with the laws of the state of Texas.


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